JPMORGAN CHASE BANK, N.A.

SEVENTH AMENDMENT TO CREDIT AGREEMENT
THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 31, 2015 and is by and between FUEL TECH INC., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
WHEREAS, Lender and the Loan Parties are parties to a Credit Agreement dated as of June 30, 2009 (as amended from time to time, the “Credit Agreement”). The Credit Agreement evidences certain credit facilities pursuant to which the Lender has made certain revolving loans to the Loan Parties on the terms and conditions set forth therein. The Loan Parties’ obligations under the Credit Agreement were originally evidenced by that certain Promissory Note executed by Borrower in the original principal amount of $25,000,000.00 dated June 30, 2009 (the “Note”); and
WHEREAS, pursuant to the First Amendment to Credit Agreement dated October 5, 2009, the parties corrected a scrivener's error which had occurred in Section 6.14 (b) (“Leverage Ratio”) of the Credit Agreement;
WHEREAS, pursuant to the Second Amendment to the Credit Agreement dated November 4, 2009, the Lender waived a default of the covenant set forth in Section 6.14(a) of the Agreement, amended the Minimum Net Income covenant, amended the Leverage Ratio, and amended the definitions of “Permitted Acquisitions” and “Applicable Rate”;
WHEREAS, pursuant to the Third Amendment to the Credit Agreement dated June 30, 2011, the Lender renewed and reduced the revolving credit facility evidenced by the Note to $15,000,000.00 and adjusted the Tangible Net Worth Covenant;
WHEREAS, pursuant to the Fourth Amendment to the Credit Agreement dated June 30, 2013, the Lender extended the maturity date of the revolving credit facility evidenced by the Note to June 30, 2015 and also amended the financial covenants set forth at Sections 6.14(b) (“Leverage Ratio”) and 6.14(c) (“Minimum Tangible Net Worth”) of the Credit Agreement;
WHEREAS, pursuant to the Fifth Amendment to the Credit Agreement, Lender made further adjustments to Section 6.14(c) of the Credit Agreement (“Minimum Tangible Net Worth”);
WHEREAS, pursuant to the Sixth Amendment to the Credit Agreement, Lender, among other things, renewed the Revolving Credit Facility and extended same until June 30, 2017, changed certain pricing on the Revolving Credit Facility, waived certain financial covenant violations, and restated certain financial covenants; and
WHEREAS, Borrower has now requested, among other things, that (i) certain covenants (Minimum EBITDA and Shareholder Equity) not be tested for the period ending December 31, 2015, with the Shareholder Equity covenant to be deleted in its entirety, (ii) a new Working Capital covenant be established and tested beginning as of December 31, 2015, and (iii) the Minimum EBITDA covenant be revised and tested beginning as of March 31, 2016. The Lender is willing to accommodate Borrower’s requests on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
1.The parties acknowledge the accuracy of the foregoing recitals. All capitalized terms used herein without specific definitions should be accorded the meanings set forth for such terms in the Credit Agreement.
2.    The Minimum EBITDA covenant set forth at Section 6.14(b) of the Credit Agreement shall not be tested for the quarter ending December 31, 2015. Section 6.14(b) is hereby amended to hereafter provide as follows:
“(b)    Minimum EBITDA. The Borrower shall have, at the quarters ending March 31, 2016 and June 30, 2016, an EBITDA for the twelve-month periods then-ended of not less than $500,000.00. Beginning with the fiscal quarter ending September 30, 2016 and at the end of each fiscal quarter thereafter, Borrower shall have an EBITDA for the twelve-month period then-ended of not less than $1,000,000.00.”
3.    Section 6.14(c) of the Credit Agreement (“Minimum Shareholder Equity”) is deleted from the Agreement and is replaced with the following provision:
“(c)    Minimum Working Capital. Borrower shall maintain Working Capital of not less than $35,000,000.00. Compliance with this covenant shall be tested quarterly, with the initial test occurring as of December 31, 2015.”
4.    The obligation of the Lender to amend the Agreement as herein above set forth and the effectiveness of this Amendment, is subject to satisfaction of the following conditions precedent:

(a)	Lender, Borrower and Loan Parties shall have executed this Amendment;

(b)	Borrower shall be in good standing in the States of Illinois and Delaware; and

(c)	Borrower shall pay all costs and fees incurred by Lender in connection with the preparation and performance of this Amendment.
5.    This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Borrower, Loan Parties and the Lender.
6.    Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect. The Credit Agreement and all rights and powers created thereby are in all respects ratified and confirmed.
7.    This Amendment has been duly authorized, executed and delivered on behalf of the Borrower and Loan Parties pursuant to all requisite corporate authority, and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Borrower and Loan Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights.
8.    Borrower hereby certifies, represents and warrants to Lender that all certifications, representations and warranties made by Borrower to Lender in or in connection with the Credit Agreement

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were true in all material respects as of the date of the Credit Agreement and are true in all material respects on and as of the date hereof as if made on and as of the date hereof.
9.    Borrower and the Loan Parties hereby acknowledge and agree that they have no defenses, offsets or counterclaims to the payment of principal, interest, fees or other liabilities owing under the Credit Agreement and they hereby waive and relinquish any such defenses, offsets or counterclaims and Borrower and the Loan Parties hereby release Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.
10.    Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.
11.    This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
12.    This Amendment is governed and controlled by the laws of the state of Illinois.
[Signature Page to Follow]

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Seventh Amendment to
Credit Agreement

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year specified at the beginning hereof.
BORROWER:
FUEL TECH, INC.,
a Delaware corporation
By:________________________________________
Name:_____________________________________
Title:_______________________________________

LOAN GUARANTOR:
FUEL TECH S.r.l.,
organized under the laws of the Italian Republic
By:________________________________________
Name:_____________________________________
Title:_______________________________________

LENDER:
JPMORGAN CHASE BANK, N.A.,
a national association
By:________________________________________
Name:_____________________________________
Title:_______________________________________

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Seventh Amendment to
Credit Agreement